Shareholder Meeting Results (unaudited)

The reconvened Annual Meeting of Shareholders of the Hawaiian Tax-Free Trust (the "Trust") was held on September 30, 2002. The holders of shares representing 81% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee			For			Withheld

		Lacy B. Herrmann		47,555,419		1,195,382
		William M. Cole		47,770,834		  979,967
		Thomas W. Courtney	47,830,199		  920,602
		Richard W. Gushman, II	47,807,127		  943,674
		Stanley W. Hong		47,793,425		  957,376
		Theodore T. Mason		47,777,382		  973,419
		Russell K. Okata		47,397,044		1,353,757
		Douglas Philpotts		47,515,569		1,235,232
		Oswald K. Stender		47,060,987		1,689,814

2. To ratify the selection of KPMG LLP as the Trust's independent auditors.

Number of  Votes:

		For				Against		Abstain

		47,187,779			487,416		1,075,606